EXHIBIT 99

AFLAC INCORPORATED ISSUES YEN-DENOMINATED BONDS

COLUMBUS, Georgia - June 27, 2002 -- AFLAC Incorporated announced today that it has issued yen-denominated (Samurai) bonds totaling 30 billion yen, or approximately $250 million at the current exchange rate. The bonds were issued in Japan under a previously announced shelf registration filed with Japanese regulatory authorities. This issuance completes the shelf registration.

AFLAC anticipates that it will use the net proceeds of the yen-denominated bonds to repay debt, to repurchase its common shares, or for general corporate purposes.

AFLAC Incorporated (NYSE - AFL) is an international holding company. A Fortune 500® company, AFLAC insures more than 40 million people worldwide. It is a leading writer of insurance products marketed at the worksite in the United States, offering policies to employees at more than 213,000 payroll accounts. The company is also the largest foreign life insurer in Japan in terms of profits, insuring one out of four Japanese households. In January 2002, AFLAC was the number one insurance company in Fortune magazine's list of "The 100 Best Companies to Work for in America" and was included in the overall listing for the fourth consecutive year. In February 2002, Fortune magazine also named AFLAC as the sixth most admired company in the life and health insurance sector in its annual listing of "America's Most Admired Companies." AFLAC's Internet address is aflac.com.

Analyst and investor contact - Kenneth S. Janke, Jr., (800) 235-2667 - option 3, FAX: (706) 324-6330, or kjanke@aflac.com.

Media contact - Mitzi K. Clayton, (706) 596-3493, FAX: (706) 320-2288, or mclayton@aflac.com

This notice does not constitute an offer of any securities for sale. The securities to be issued through the above-referenced shelf registration will not be registered in the United States and will not be offered or sold to U.S. investors absent compliance with the registration requirements of the Securities Act of 1933 or an available exemption from the registration requirements thereof.

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